Exhibit 99.1

SIXTH AMENDED AND RESTATED SERVICE AGREEMENT

THIS SIXTH AMENDED AND RESTATED SERVICE AGREEMENT (the “Agreement”) dated as of this 1st day of January, 2025 (the “Effective Date”), is entered into by and between Comenity Servicing LLC (“Servicer”), a Texas limited liability company with its principal place of business at 3095 Loyalty Circle, Columbus, OH 43219 and Comenity Capital Bank (“Bank”), a Utah industrial bank, with its principal place of business at 12921 South Vista Station Boulevard, Suite 100, Draper, UT 84020.

RECITALS

WHEREAS, Bank and Servicer are parties to that certain Fifth Amended and Restated Service Agreement dated as of April 1, 2024, as amended (the “Prior Agreement”) pursuant to which Servicer provides certain services to Bank;

WHEREAS, Bank and Servicer wish to terminate the Prior Agreement and enter into this Agreement which will replace and supersede the Prior Agreement in its entirety; and

WHEREAS, Bank and Servicer are affiliates, and each understands that there are regulatory requirements applicable to any services that an affiliate provides to Bank.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Servicer and Bank agree as follows:

ARTICLE 1

SERVICING AND COMPENSATION

Section 1.1 Services and Performance Standards.

(a)

Covered Services. Subject to the terms of this Agreement, Servicer, acting as an independent contractor, shall provide to Bank the services as more fully described in Appendix A (collectively, the “Services”). Bank is not obligated to take each of the Services, nor will Servicer have any right to be Bank’s exclusive provider of any such Services. Bank may take and pay for any of such Services at its discretion, or discontinue any Service(s), in whole or in part, and obtain such Service(s) from a third party. If Bank desires to terminate all Services, such termination will be treated as a termination of this Agreement and subject to Section 2.2.

(b)	Performance Standards.

i.

Servicer agrees to perform in accordance with the performance standards set forth in Appendix B (collectively, “Performance Standards”). To the extent that any level of service required by Bank is not enumerated in Appendix B, Servicer agrees

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to provide at least the same level of service to Bank that Servicer provides to other clients. Servicer and Bank will meet as needed to review the Services and associated Performance Standards and Measuring Periods and determine whether any changes or additions to the Performance Standards and Measuring Periods are needed. Any agreed upon changes will be memorialized in writing and executed by both parties, which writing need not be in the form of a formal amendment to this Agreement but shall be attached to and become a part of Appendix B once executed by the parties. As used herein, “Measuring Period” means the frequency of which a Performance Standard is measured, as set forth in Appendix B.

ii.

On or before the 15th calendar day of each month following the end of a Measuring Period, or the following business day if the 15th calendar day is not a business day (the “Performance Report Deadline”), Servicer will provide Bank with a summary of Servicer’s performance regarding each Performance Standard for the just-ended Measuring Period (each such summary with respect to a particular Performance Standard, a “Performance Standard Report”). In addition, Servicer shall provide such other reporting as reasonably requested by Bank from time to time.

iii.

In the event that Servicer fails to meet any Performance Standard for any Measuring Period as set forth in the applicable Performance Standard Report, then promptly thereafter Servicer and Bank shall confer to determine the cause of such failure and to develop a plan to improve Servicer’s performance.

(c)	Quarterly Review.

i.

In addition to Performance Standard Reports, quarterly each Receiver of Service (defined below) for a Service provided hereunder will receive a systemic request to attest to the Receiver of Servicer’s satisfaction with the applicable Service in the previous quarter. The Bank’s Affiliate Oversight Committee (the “AOC”) will review all negative attestations for the previous quarter. To the extent the AOC reasonably determines that Servicer’s performance of one or more Services is unsatisfactory, the Reiver of Service and the Provider of Service (defined below) will meet as soon as reasonably practicable and attempt in good faith to agree on a remediation plan with respect to the unsatisfactory performance, which remediation plan shall include an agreed upon timeline for completion. In the event the Receiver of Service and the Provider of Service are unable to agree on a remediation plan after good faith negotiation, or the agreed upon remediation plan is not successfully implemented within the timeframe contemplated, the Receiver of Service and the Provider of Service will refer the issue to their respective senior executives and the dispute resolution procedures set forth in Section 11.3 shall control.

ii.

As used herein, “Receiver of Service” means the individual designated by the Bank to evaluate the Servicer’s performance of a particular Service and “Provider of Service” means the individual designated by Servicer responsible for providing a particular Service.

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(d)

Designation of Servicing Representatives. In providing the Services, representatives of Servicer when interacting with customers or other third parties may state that they are speaking “on behalf of Comenity Capital Bank” or “for Comenity Capital Bank” or refer to themselves as “Comenity Servicing” or use other similar designations approved by Bank from time to time but shall not state that they are employees of Comenity Capital Bank.

(e)

Nacha Distinction. Capitalized terms in this paragraph not otherwise defined in this Agreement have the meaning defined in the Nacha Operating Rules. It is understood and agreed between the parties that Servicer shall act as Bank’s Third-Party Service Provider and not as a Third-Party Sender. Bank shall at all times maintain agreements with all Originating Depository Financial Institutions that it utilizes for ACH transfers. Servicer shall not provide ACH services to any entity other than Bread Financial Holdings, Inc. and its subsidiary companies, as may be modified from time to time.

Section 1.2 Compensation by Bank for Services; Financial Penalties.

(a)	Bank shall pay Servicer for Services provided in accordance with the provisions of Appendix C.

(b)

In addition to the fees set forth on Appendix C, if, as reported in the Performance Standard Report for a particular month, Servicer fails to meet one or more Performance Standards in such month, Bank shall receive a service fee credit in an amount calculated as set forth on Appendix D (the “Total Monthly Performance Standard Credit”), and the service fees otherwise payable by Bank in accordance with Appendix C for the month immediately following the month in which the Performance Standard failure occurred (the “Following Month”) shall be reduced by the amount of such Total Monthly Performance Standard Credit. Notwithstanding the foregoing, in no event shall any Total Monthly Performance Standard Credit exceed ten percent (10%) of the total service fees otherwise payable by Bank in the Following Month.

(c)

For purposes of calculating the number of Performance Standard failures in a certain Measuring Period, any Performance Standard for which a Performance Standard Report is not provided by Servicer by the fifth (5th) business day following the applicable Performance Report Deadline shall be deemed to have failed in the Measuring Period for which no Performance Standard Report was provided.

Section 1.3 Bank Duties. Insofar as the performance of Services under this Agreement requires data, documents, information or materials required to be furnished by Bank, Bank agrees to furnish the data, documents, information or materials reasonably necessary and within such time as may reasonably be necessary in order for Servicer to perform the Services in a prompt workmanlike manner and within the Performance Standards.

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ARTICLE 2

TERM AND TERMINATION

Section 2.1 Term. This Agreement shall become effective as of the Effective Date and shall continue in full force and effect for a period of two (2) years from such date (“Initial Term”), unless terminated in accordance with the terms of this Agreement. This Agreement shall automatically renew for consecutive one (1) year terms (each a “Renewal Term”), unless terminated by either party as specified below.

Section 2.2 Termination. This Agreement will terminate (i) at the option of Servicer, if Bank fails to make any payment when due, and such failure is not cured within thirty (30) calendar days; (ii) at the option of the non-defaulting party, if the other party fails to perform any of its material obligations or duties under this Agreement or commits a material breach of its representations and warranties and such failure to perform or breach is not cured within thirty (30) calendar days after written notice is provided to the defaulting party; (iii) if either party gives at least thirty (30) calendar days prior written notice of termination to the other party; or (iv) subject to Section 11.16, if either party becomes insolvent or generally unable to pay its debts as they become due or shall become the subject of a bankruptcy, conservatorship, receivership or similar proceeding, or shall make a general assignment for the benefit of its creditors, the other party may terminate this Agreement, subject to applicable creditor rights laws. Notwithstanding the above, the parties agree to cooperate for a period of up to three hundred sixty-five (365) days following the termination of this Agreement to ensure orderly transition by Servicer of its duties hereunder to either Bank or Bank’s designated substitute provider of Services. Such transition services shall be provided subject to and in accordance with the terms and conditions of this Agreement. In addition, if Bank determines in its reasonable discretion that 365 days is insufficient to transition the Services to another provider, Servicer shall, at Bank’s request and expense, continue to provide Services hereunder until an orderly transition may be completed, provided the parties agree to such continuation in writing.

Section 2.3 Other Provisions. The terms of this Agreement to the extent necessary to carry out the intentions of the parties underlying their respective rights and obligations shall survive any termination. The parties specifically agree that Section 1.2, Article 4, Article 5, Article 9 and the relevant provisions of this Article 2, and the related obligations of each, including without limitation Bank’s obligation to pay Servicer for Services performed pursuant to Appendix C, shall survive the termination of this Agreement.

Section 2.4 Step-In Right. If Bank’s right to terminate this Agreement arises pursuant to clause (ii) or (iv) of Section 2.2, in addition to Bank’s termination right and regardless of whether Bank exercises such right, the following shall apply:

(a)

Servicer shall continue to provide the Services in accordance with the terms of this Agreement, including for the three hundred sixty-five (365) day post-termination transition period referenced in Section 2.2 above.

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(b)

Servicer shall provide Bank and/or its designees such access to the computer systems (hardware and software) and data used by Servicer to provide the Services hereunder, including general ledger systems, reporting systems, network and information systems, records systems, system backup data, and tax information, as shall be necessary to enable Bank to ensure the continued availability of Services pursuant to this Agreement.

(c)

Bank shall have the right, in its sole discretion, to assume managerial oversight of all Service personnel involved in the provision of the Services to Bank for the sole purpose of ensuring the continued availability of Services pursuant to this Agreement.

(d)

In the event that Servicer uses a Subcontractor to provide some or all of the Services, to the extent permitted by applicable law and the agreement with such Subcontractor, Bank shall have the right, in its sole discretion, to demand that Servicer assign to Bank Servicer’s rights and associated obligations under such agreement with such Subcontractor and, if exercised, Servicer shall assign and Bank shall assume such rights and obligations.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1 Performance. Servicer represents and warrants that it has (or has access to) all of the necessary facilities and qualified personnel to provide the Services in accordance with the terms of this Agreement; that it shall perform its obligations hereunder at all times and in all respects in accordance with all applicable federal, state, and local laws and regulations; and that it will perform its obligations hereunder in a timely manner and with due care.

Section 3.2 Organizational Existence. Each party to this Agreement represents and warrants to the other party that it: (i) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization; (ii) is duly qualified and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualifications; (iii) has the requisite corporate power and authority and the legal right to own, pledge, mortgage, and operate its properties, to lease the properties it operates under lease, and to conduct its business as now conducted and hereafter contemplated to be conducted; (iv) has all necessary licenses, permits, consents, or approvals from or by, and has made all necessary notices to, all authorities having jurisdiction, to the extent required for such current ownership and operation or as proposed to be conducted; and (v) is in compliance with its certificate of incorporation and by-laws.

Section 3.3 Corporate Power. Each party to this Agreement represents and warrants to the other party that the execution, delivery, and performance of this Agreement and all instruments and documents to be delivered hereunder: (i) are within the party’s corporate power; (ii) have been duly authorized by all necessary or proper corporate action; (iii) do not and will not contravene any provisions of the party’s certificate of incorporation or by-laws; (iv) will not

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violate any law or regulation or any order or decree of any court or governmental instrumentality; and (v) will not conflict with or result in the breach of, or constitute a default under any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which it is a party or by which any of its property is bound. This Agreement has been duly executed and delivered, and constitutes a legal, valid, and binding obligation, enforceable in accordance with its terms, subject to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to the availability of equitable remedies.

Section 3.4 Solvency. Each party to this Agreement represents and warrants to the other party that it is Solvent. “Solvent,” as to an entity for purposes of this Agreement, means (i) such entity is presently able generally to pay its debts as they become due and (ii) such entity does not have unreasonably small capital to carry on such entity’s business as theretofore operated and all business in which such entity is about to or intends to engage.

Section 3.5 No Default. Each party to this Agreement represents and warrants to the other party that it is not in default with respect to any material contract, agreement, lease, or other instrument to which it is a party, nor has it received any notice of default under any such material contract, agreement, lease or other instrument which as a consequence of any such default, would materially and adversely affect the performance of its obligations under this Agreement.

Section 3.6 No Burdensome Restrictions. Each party to this Agreement represents and warrants to the other party that no contract, lease agreement, or other instrument to which it is a party or by which it is bound, and no provision of applicable law or governmental regulation, materially and adversely affects the business, operation, prospects, property, or financial condition of the party such as to impair its ability to meet its obligations under this Agreement.

Section 3.7 Information Correct. Each party to this Agreement represents and warrants to the other party that all information furnished for purposes of or in connection with this Agreement or any information hereafter furnished, is to the best of such parties’ knowledge, true and correct in all material respects and no such information omits to state a material fact necessary to make the information so furnished not misleading. There is no fact known which has not been disclosed and which materially and adversely affects the financial condition, business, property, or prospects of the party.

Section 3.8 No Termination Event. Each party to this Agreement represents and warrants to the other party that no event which, with notice or the passage of time or both, would permit termination of this Agreement has occurred and is continuing or, to the best knowledge of the party, is threatened to occur.

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ARTICLE 4

CONFIDENTIALITY

Section 4.1 Duty of Confidentiality. In connection with the performance of this Agreement, each party may receive information which the other party (the “Furnishing Party”) has identified to the party receiving such information (the “Receiving Party”) as being confidential or proprietary to the Furnishing Party, or otherwise not generally available to the public (collectively, the “Confidential Information”). Confidential Information includes, but is not limited to, the confidential and proprietary information of either party or its affiliates, subsidiaries, or parent companies disclosed by either party to the other party, either directly or indirectly, in writing, orally or by inspection of tangible objects (including, without limitation, documents, prototypes, samples, plant and equipment). Confidential Information includes, by way of example, but without limitation, the Business Information, Technical Information, Personal Information, and Confidential Supervisory Information described below.

(a)

Examples of “Business Information” are: business models, know-how, designs, reports, data, research, financial information, pricing information, corporate client information, market definitions and information, and business inventions and ideas.

(b)

Examples of “Technical Information” are: software, algorithms, developments, inventions, processes, ideas, designs, drawings, engineering, hardware configuration, and technical specifications, including, but not limited to, computer terminal specifications, the source code developed from such specifications, all derivative and reverse-engineered works of the specifications, and the documentation and software related to the source code, the specifications and the derivative works.

(c)

Examples of “Personal Information” are: all non-public personal information of or related to individual customers or consumers of either party, including but not limited to names, addresses, telephone numbers, account numbers, customer lists, and account, financial or transaction information.

(d)

Examples of “Confidential Supervisory Information” are: all information prepared for or received from the Bank’s regulators and any other information identified by Bank, as Supervisory Information in accordance with the laws and regulations applicable to Bank.

Each party agrees (i) to keep the Confidential Information confidential, (ii) not to retain, use or disclose the Confidential Information for any purpose, other than the purpose for which it was disclosed and for providing or receiving the Services described in Appendix A, without the prior written consent of the Furnishing Party, (iii) to comply with the California Privacy Rights Act and any subsequent state or federal privacy law applicable to a party; and (iv) to permit the Furnishing Party to audit compliance with this Section 4.1 no less than annually. In the event that a party becomes aware that it can no longer adhere to the provisions of this Section 4.1, it shall notify the other party as soon as possible. In that event, or in the event that a party becomes aware that the

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other party is not complying with this Section 4.1, the compliant party may take reasonable and appropriate steps to remediate the noncompliant party’s unauthorized use of Personal Information.

Section 4.2 Information which is not Confidential Information. For purposes of this Agreement, “Confidential Information,” with the exclusion of Personal Information, shall not include: (i) information in the public domain at the time that it was provided by the Furnishing Party or subsequently came in to the public domain other than as a result of breach of the confidentiality provisions contained herein; (ii) information obtained from a third party (provided such party was not bound by confidentiality agreements with the Furnishing Party); (iii) information released by the Furnishing Party to anyone without restriction; (iv) information that was known to the Receiving Party prior to its disclosure without any obligation to keep it confidential as evidenced by tangible records kept by the Receiving Party in the ordinary course of business; or (v) information independently developed by the Receiving Party.

Section 4.3 Preservation of Confidential Information; Procedures to Protect; Security Controls. The Receiving Party shall disclose Confidential Information only to those of its employees who have a need to know in order to accomplish the purposes of this Agreement. Each party shall use its best efforts to ensure that its employees take such action as shall be necessary or advisable to preserve and protect the confidentiality of Confidential Information. In addition, the Receiving Party shall establish commercially reasonable controls to ensure the confidentiality of Confidential Information and to ensure that Confidential Information is not disclosed contrary to the provisions of this Agreement, the Gramm-Leach-Bliley Act, or any other applicable laws. Without limiting the foregoing, each party shall implement such physical and other security measures as are necessary to (i) ensure the security and confidentiality of Confidential Information, (ii) protect against threats or hazards to the security and integrity of Confidential Information, and (iii) protect against unauthorized access to or use of Confidential Information. The Receiving Party shall disclose Confidential Information only to those of its employees who have a need to know in order to accomplish the purposes of this Agreement. Each party shall use its commercially reasonable efforts to ensure that its employees take such action as shall be necessary or advisable to preserve and protect the confidentiality of Confidential Information. The parties shall, at a minimum, establish and maintain such data security program as is necessary to meet the objectives of the Interagency Guidelines Establishing Standards for Safeguarding Customer Information, as such guidelines may be updated from time to time. Servicer shall immediately notify Bank, but in no event later than 48 hours, in the event it believes, or has reason to believe, that a security breach or any other unauthorized intrusion has occurred. Servicer shall respond and take corrective action in accordance with the Bank’s Information Security Policy, to which Servicer hereby agrees to abide and be bound by, as such Information Security Policy may be amended or modified from time to time.

Section 4.4 Return of Confidential Information. The Receiving Party shall, at the Furnishing Party’s option, either destroy or return the Confidential Information to the Furnishing Party as soon as possible after completion of the Services or other circumstances for which such Confidential Information was disclosed. Upon written request or upon termination of this Agreement, the Receiving Party shall, at its option, either destroy or return to the Furnishing Party such Confidential Information in its possession or control. Notwithstanding the foregoing, the Receiving Party may retain Confidential Information to the extent needed to comply with applicable law or such Receiving Party’s record or document retention or similar policy.

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Section 4.5 Compelled Disclosure. If the Receiving Party is legally compelled (including, without limitation, by law, rule, regulation, stock exchange or governmental regulating or administrative or similar agency, as part of a judicial or administrative proceeding or otherwise, by deposition, interrogatory, request for information or documents, subpoena, civil or criminal investigative demand or otherwise) to disclose any Confidential Information, the Receiving Party shall promptly notify, where allowed by law to do so, the Furnishing Party to permit the Furnishing Party to seek a protective order or take other appropriate action. The Receiving Party shall also cooperate in the Furnishing Party’s efforts to obtain a protective order or other reasonable assurance that the Confidential Information shall be treated confidentially. If, in the absence of a protective order, the Receiving Party or its representatives are, in the opinion of counsel, compelled as a matter of law to disclose the Confidential Information, the Receiving Party may disclose to the party compelling disclosure only the part of the Confidential Information as is required by law to be disclosed (in which case, prior to disclosure, the Receiving Party shall advise and consult with the Furnishing Party and its counsel as to such disclosure and the nature and wording of such disclosure) and shall use its reasonable best efforts to obtain confidential treatment therefor.

Section 4.6 Continuing Duty. Each party’s obligations to confidentiality and non-disclosure shall survive the termination of this Agreement.

ARTICLE 5

INDEMNIFICATION

Section 5.1 Servicer shall indemnify and hold Bank, its officers, directors, employees and agents harmless from and against any “Losses,” defined in Section 5.4 below, arising out of or in connection with:

(a)

The intentional or negligent act or omission of Servicer or of its officers, directors, employees, or agents (including Subcontractors) in the performance of the duties and obligations of Servicer under this Agreement;

(b)	The failure by Servicer, after notice of breach and opportunity to cure in accordance with Section 2.2 above, to comply with the terms of this Agreement;

(c)

The failure by Servicer to comply with its obligations under any and all laws, rules, regulations, interpretations, or directives applicable to Servicer; provided, however, that no indemnification shall be available under this clause 5.1 (c) as to any matter for which Bank is required to indemnify Servicer under Section 5.2(d);

(d)

The failure by Servicer to comply with all laws, rules, regulations, interpretations, or directives applicable to Bank in its performance of Services on Bank’s behalf or to comply with Bank’s instructions on compliance in connection with such Services, to the extent permitted by applicable law; or

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(e)

Any act or omission by Bank, its officers, directors, employees or agents at the request of, and in accordance with such instructions or procedures as may be provided by Servicer, if such act or omission constitutes a failure to comply with any law, rule or regulation applicable to Servicer;

provided, however, that except as specifically provided in clause 5.1 (e) above, Servicer shall not be required to indemnify or hold Bank, its officers, directors, employees or agents harmless from and against any losses arising from any act or omission of Bank, its officers, directors, employees or agents.

Section 5.2 Bank shall indemnify and hold Servicer, its officers, directors, employees and agents harmless from and against any “Losses,” as defined in Section 5.4 below, arising out of or in connection with:

(a)	The intentional or negligent act or omission of Bank or of its officers, directors, employees, or agents in the performance of the duties and obligations of Bank under this Agreement;

(b)	The failure by Bank, after notice of breach and opportunity to cure in accordance with Section 2.2 above, to comply with the terms of this Agreement;

(c)

The failure by Bank to comply with its obligations under any and all laws, rules or regulations applicable to Bank; provided, however, that no indemnification shall be available under this clause 5.2 (c) as to matters for which Servicer is required to indemnify Bank under Section 5.1(d); or

(d)

Any act or omission by Servicer, its officers, directors, employees or agents, at the request of, and in accordance with such instructions or procedures as may be provided by Bank, if such act or omission constitutes a failure to comply with any law, rule or regulation applicable to Bank;

provided, however, that except as specifically provided in clause 5.2 (d) above, Bank shall not be required to indemnify or hold Servicer, its officers, directors, employees or agents harmless from and against any losses arising from any act or omission of Servicer, its officers, directors, employees or agents.

Section 5.3 Notice of Claims. Each party shall promptly notify the other party of any claim, demand, suit, or threat of suit of which that party becomes aware (except with respect to a threat of suit either party might institute against the other) which may give rise to a right of indemnification pursuant to this Agreement. The indemnifying party will be entitled to participate in the settlement or defense thereof and, if the indemnifying party elects, to take over and control the settlement or defense thereof with counsel satisfactory to the indemnified party. In any case, the indemnifying party and the indemnified party shall cooperate (at no cost to the indemnified party) in the settlement or defense of any such claim, demand, suit, or proceeding.

Section 5.4  Losses. For purposes of this Article 5, the term “Losses” shall mean any losses, damages, costs, and expenses, liabilities, settlements, or similar items including, without

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limitation, reasonable attorneys’ fees and court costs reasonably incurred by Servicer or Bank, as the case may be.

ARTICLE 6

BANK DATA AND INTELLECTUAL PROPERTY

Section 6.1 Data and Intellectual Property Ownership. The parties acknowledge and agree that, as between Bank and Servicer, any and all data or information provided to Servicer in order for Servicer to provide the Services under the terms of this Agreement is owned (or otherwise licensed or controlled) by Bank (“Bank Data”). Servicer represents and warrants that, unless otherwise agreed upon in writing, Servicer shall use Bank Data solely for the purposes of fulfilling its obligations under the terms of this Agreement and for no other purpose. Furthermore, in the event Bank provides any software, hardware or processes to Servicer, such software, hardware or processes will remain the exclusive property of Bank. Except as provided herein, nothing in this Agreement shall be deemed to convey a proprietary interest to Servicer or any third party in any of the Bank Data, software, hardware, or intellectual property owned or licensed by Bank or any of its non-Servicer affiliates.

Section 6.2 Intellectual Property Rights.

(a)

Bank Ownership Rights. Subject to Section 6.2(b), if in the course of performing Services for Bank, Servicer provides or creates deliverables or other work product (“Works”) all intellectual property rights associated with such Works shall accrue to Bank. All copyrightable Works created by Servicer in connection with the performance of Services for Bank shall be deemed to be works made for hire for purposes of vesting in Bank all copyrights in such Works.

(b)

License. To the extent that the Works contain any material developed by Servicer prior to the performance of Services for Bank, Servicer hereby grants to Bank a perpetual, royalty-free, worldwide license to (a) use, execute, reproduce, display, perform, distribute copies of, modify and prepare derivative works based on such material and (b) make, use and sell products and services under such rights.

(c)

Further Action. At Bank’s request, Servicer shall promptly execute any and all documents with the United States Copyright Office, U.S. Patent and Trademark Office and other appropriate U.S. and foreign agencies, and take such other action, at Bank’s expense, to effectuate Bank’s proprietary rights to Works.

Section 6.3 Representation and Warranty by Servicer Regarding Intellectual Property. Servicer represents, to the best of Servicer’s knowledge, that the provision of the Services does not violate the intellectual property rights of any third party.

Section 6.4 Intellectual Property Indemnity. Notwithstanding the provisions of Article 9 of this Agreement, Servicer agrees to indemnify, defend, protect, save and hold harmless Bank,

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Bank’s subsidiaries and affiliates, and their respective directors, officers, employees and agents, against any and all losses, liabilities, judgments, awards and costs (including legal fees and out-of-pocket expenses reasonably incurred) arising out of or related to any claim in whole or in part that Bank’s use of the Services or other goods and services provided to the Bank by Servicer pursuant to this Agreement infringes, misappropriates, or otherwise violates any third parties’ intellectual property rights. Servicer shall defend and settle at its sole expense all suits or proceedings arising in whole or in part out of the foregoing, provided that Bank gives Servicer reasonably prompt notice of any such claim. This obligation of indemnification shall survive even if Bank does not provide Servicer with reasonably prompt notice of any such claim of which Bank learns so long as such failure does not materially prejudice Servicer. If, as a result of any such claim, Bank is enjoined from use of the Services, or if Servicer believes that Bank is likely to become the subject of a claim, Servicer, at its option and expense shall (i) procure the right for Bank to continue to use the Services; or (ii) modify the Services so that they are not infringing, while remaining functionally equivalent to the current Services. If Servicer must discontinue Services because of such a claim, Bank may terminate this Agreement or equitably reduce the fees paid or payable to Servicer associated with the affected Service.

ARTICLE 7

SUBCONTRACTING

Section 7.1 Subcontractors.

(a)

Subject to the restrictions set forth below, in performing its obligations under this Agreement, Servicer may engage subcontractors and other third parties (collectively, “Subcontractors”), provided that Servicer shall not outsource any services (i) involving the release of Personal Information outside of the United States or (ii) to be provided by a Tier 1 Vendor or Enhanced Tier 2 Vendor, in either case without first obtaining Bank’s written permission. Tier 1 Vendor and Enhanced Tier 2 Vendor have the meanings given to such terms in Bank’s Vendor Risk Management Policy, as it may be amended from time to time.

(b)	Servicer’s use of Subcontractors shall at all times be subject to the following requirements:

i.

Servicer’s engagement of Subcontractors shall be in compliance with (i) applicable Bank policies, including, but not limited to, Bank’s Vendor Risk Management Policy, including all monitoring and reporting obligations set forth therein, and (ii) applicable law, which includes for purposes of any such engagement formal or informal direction from Bank’s regulators;

ii.	Any Subcontractor engaged by Servicer to provide Services hereunder shall be an independent, unrelated third party of Servicer;

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iii.

Any agreement between Servicer and a Subcontractor regarding services provided by Servicer to Bank hereunder shall be on terms, in the aggregate, that are equal to or better than the prevailing market standards at the time such agreement is entered into;

iv.

All Subcontractors shall, as a condition to their engagement, agree to be bound by provisions substantially similar to those included in this Agreement, specifically those relating to Confidential Information and Bank’s and its regulators’ rights to audit as appropriate, taking into consideration the applicable scope of services provided by such Subcontractor;

v.

Servicer shall at all times be responsible for the performance of any Subcontractor and shall remain responsible for the fulfillment of its obligations under this Agreement even after such obligations are subcontracted to a Subcontractor, and

vi.

Servicer shall provide periodic reporting to Bank, as reasonably requested by Bank, regarding a Subcontractor’s performance, including, but not limited to, such Subcontractor’s compliance with any applicable performance standards and any applicable audit findings.

(c)

Notwithstanding the foregoing, if Bank reasonably believes that a Subcontractor or its personnel or agents are (i) not performing any part of the Services in accordance with the requirements of this Agreement, including compliance with all applicable Bank policies, (ii) improperly providing the Services, or (iii) engaged in conduct that is criminal, fraudulent, or likely to cause harm to Bank, its employees or property, then upon written notice from Bank specifying its concerns, Servicer will work with Bank in good faith to address Bank’s concerns, agree on a remediation plan, which remediation plan shall include an agreed upon timeline for completion, and implement the agreed upon remediation plan. In the event Servicer and Bank are unable to agree on a remediation plan after good faith negotiation, or the agreed upon remediation plan is not successfully implemented within the timeframe contemplated, Servicer and Bank will refer the issue to their respective senior executives and the dispute resolution procedures set forth in Section 11.3 shall control.

ARTICLE 8

INSURANCE

Section 8.1.  Insurance. During the Term, Servicer shall maintain in force adequate insurance policies with insurers, in such amounts and against such types of loss and damage, as is appropriate for the services provided by Servicer hereunder and consistent with Bank’s applicable insurance policies as the same may be amended or modified from time to time. Notwithstanding the foregoing, the parties acknowledge that Servicer and Bank are each named insureds under the various insurance policies held by their common parent company, Bread Financial Holdings, Inc.,

13	Sixth Amended and Restated Service Agreement Comenity Servicing LLC / Comenity Capital Bank

and agree that for so long as Servicer is a named insured under such polices, the requirements of the preceding sentence shall be deemed satisfied. Servicer shall ensure its subcontractors maintain adequate insurance coverage as appropriate for the services rendered by such Subcontractors.

ARTICLE 9

LIMITATION OF LIABILITY

Section 9.1 Exclusion of Consequential and Other Damages; Limitation. EXCEPT AS SET FORTH IN SECTION 9.4, AND AS OTHERWISE MAY BE SPECIFICALLY SET FORTH IN THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY BE LIABLE UNDER ANY THEORY OF LIABILITY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER, SUFFERED BY THE OTHER PARTY, ANY END USER, CUSTOMER, RESELLER OR ANY DISTRIBUTOR, INCLUDING, WITHOUT LIMITATION, LOST PROFITS, BUSINESS INTERRUPTIONS, OR OTHER ECONOMIC LOSS ARISING OUT OF THE PERFORMANCE OR NON-PERFORMANCE HEREUNDER OR ANY SERVICES PROVIDED HEREUNDER, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

Section 9.2 TO THE EXTENT PERMITTED BY APPLICABLE LAW, EXCEPT AS SET FORTH IN SECTION 9.4, NOTWITHSTANDING THE FORM (E.G., CONTRACT, TORT (INCLUDING NEGLIGENCE) STATUTORY LIABILITY OR OTHERWISE) IN WHICH ANY LEGAL OR EQUITABLE CLAIM OR ACTION MAY BE BROUGHT AGAINST SERVICER HEREUNDER, SERVICER SHALL NOT BE LIABLE HEREUNDER FOR DAMAGES WHICH EXCEED, IN THE AGGREGATE, AN AMOUNT EQUAL TO TWO TIMES THE AGGREGATE FEES PAYABLE BY BANK TO SERVICER UNDER THIS AGREEMENT IN THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE DATE OF OCCURRENCE OF THE CAUSE OF ACTION WHICH GAVE RISE TO THE LIABILITY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EXCEPT AS SET FORTH IN SECTION 9.4, NOTWITHSTANDING THE FORM (E.G., CONTRACT, TORT (INCLUDING NEGLIGENCE) STATUTORY LIABILITY OR OTHERWISE) IN WHICH ANY LEGAL OR EQUITABLE CLAIM OR ACTION MAY BE BROUGHT AGAINST BANK HEREUNDER, BANK SHALL NOT BE LIABLE HEREUNDER FOR DAMAGES WHICH EXCEED, IN THE AGGREGATE, AN AMOUNT EQUAL TO THE AGGREGATE FEES PAYABLE BY BANK TO SERVICER UNDER THIS AGREEMENT IN THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEEDING THE DATE OF OCCURENCE OF THE CAUSE OF ACTION WHICH GAVE RISE TO THE LIABILITY.

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Section 9.3  In the event that a party believes that it has a claim against the other party for losses sustained as a result of such other party’s actions or inactions under this Agreement, the party having such claim shall promptly notify the other party of such claim. NO ACTION MAY BE BROUGHT RELATING TO THIS AGREEMENT AT ANY TIME MORE THAN TWENTY-FOUR (24) MONTHS AFTER SUCH PARTY CLAIMING SUCH LOSS HAS BECOME AWARE OF OR SHOULD REASONABLY HAVE BECOME AWARE OF THE MATERIAL FACTS GIVING RISE TO THE CAUSE OF ACTION OCCURRED.

Section 9.4 Exceptions. Notwithstanding the foregoing limitations on liability, the limitations set forth in Sections 9.1 and 9.2 shall not apply (i) with respect to damages proximately caused by the gross negligence and/or intentional tortious conduct of either party, its employees, officers, directors or subcontractors, (ii) to limit either party’s express obligations under this Agreement to defend or indemnify the other under this Agreement, (iii) to damages caused by either party’s infringement (or misappropriation) of the then presently issued patents of, or the copyrights or trade secrets of, the other party, (iv) to a party’s material breach of Articles 3 and/or 4 of this Agreement, (v) to Servicer’s intentional breach of this Agreement, or (vi) to Bank’s payment obligations pursuant to Appendix C.

Nothing in this Article 9 shall abridge the right of either party to terminate this Agreement as may be expressly allowed in this Agreement, nor be construed to limit in any manner either party’s right to seek injunctive relief. Each party shall have a duty to mitigate damages for which the other party is responsible under this Agreement.

Section 9.5 Acknowledgments. EACH OF THE PARTIES UNDERSTANDS THE LEGAL AND ECONOMIC RAMIFICATIONS OF THIS SECTION AND ACKNOWLEDGES THAT THE PROVISIONS OF THIS SECTION WERE NEGOTIATED BETWEEN PARTIES AND THAT SUCH PROVISIONS WERE CONSIDERED BY EACH PARTY IN DETERMINING THE SPECIFIC RISKS THAT IT ASSUMED IN AGREEING TO ITS OBLIGATIONS SET FORTH IN THIS AGREEMENT, AND THE AMOUNTS OF THE PAYMENTS TO BE MADE UNDER THIS AGREEMENT.

ARTICLE 10

NOTICES

Section 10.1 Notices. All notices required under this Agreement shall be in writing and be deemed to have been properly given when delivered in person or sent by overnight courier, certified or registered USPS mail, return receipt requested, postage prepaid, addressed:

If to Servicer:

Comenity Servicing LLC

3095 Loyalty Circle

Columbus, OH 43219

Attn: General Counsel

15	Sixth Amended and Restated Service Agreement Comenity Servicing LLC / Comenity Capital Bank

If to Bank:

Comenity Capital Bank

12921 South Vista Station Boulevard

Suite 100

Draper, UT 84020

Attn:  President

Either party may change its address for notices by notice in the manner set forth above.

Section 10.2 Notice of Issues. If Servicer becomes aware of any failure by Servicer to comply with its obligations under this Agreement or any other situation arising in the performance of the Services that Servicer knows or reasonably should know (i) may impact compliance with Bank policies or procedures or applicable Laws; or (ii) may have an adverse impact on the Services or the business operations of Bank, then Servicer shall expeditiously so inform Bank in writing.

Servicer further agrees to promptly notify Bank in writing in the event this Agreement or the Services contemplated herein are criticized or questioned by any regulatory agency or found to be unlawful, unsafe, unsound, or otherwise inappropriate.

ARTICLE 11

GENERAL PROVISIONS

Section 11.1 Force Majeure. Any party to this Agreement shall be released from liability hereunder for failure to perform any of its obligations herein (other than the obligation of Bank to pay for Services) where such failure to perform occurs by reason of any act of God, fire, flood, storm, earthquake, tidal wave, sabotage, war, military operation, terrorist acts, national emergency, civil commotion, strike, order of any government agency or other cause beyond either party’s reasonable control.

Section 11.2 Status of Parties to Agreement. Nothing in this Agreement shall be construed as making either party a joint venturer, partner, representative, employee, or agent of the other. Neither Servicer nor Bank shall hold itself out as such, nor shall either use the other’s name in any advertising without prior written approval. Servicer is and shall be considered an independent contractor. Servicer shall be responsible for any income taxes, unemployment taxes, social security, worker’s compensation, insurance and other taxes, expenses or deductions arising out of the services rendered by Servicer to Bank under this Agreement.

Section 11.3 Dispute Resolution. In the event of any dispute between the parties related to this Agreement, and prior to the commencement of any formal proceedings, the parties agree to attempt in good faith to reach a negotiated resolution by bringing the disputed matter to the attention of the other party in writing and designating a representative of appropriate authority to resolve the dispute. The designated representatives of the parties will meet as often as the parties reasonably deem necessary and will gather and furnish to the other all information with respect to

16	Sixth Amended and Restated Service Agreement Comenity Servicing LLC / Comenity Capital Bank

the matter in issue which the parties believe to be appropriate in connection with its resolution. The representatives will discuss the problem and negotiate in good faith in an effort to resolve the dispute without the necessity of any formal proceeding. Neither party will bring an action until thirty (30) days after notice of the dispute unless waiting will materially prejudice its remedies.

Section 11.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Utah, without reference to its conflicts of laws provisions.

Section 11.5 No Waiver. No delay on the part of Servicer or Bank in exercising any power or right hereunder shall operate as a waiver of any such power or right. No waiver shall be valid unless in writing signed by the waiving party and then only to the extent set forth therein.

Section 11.6 Assignment and Modification. This Agreement shall not be assigned or amended except by a written instrument signed by both Servicer and Bank. Notwithstanding the prior sentence, either party may change its name or assign this Agreement to an affiliate, subsidiary or the purchaser of all or substantially all of its assets without prior consent, but with prompt notice provided in accordance with Article 10.

Section 11.7 Titles. The titles and headings indicated herein are inserted for convenience only and shall not be considered a part of this Agreement or in any way limit the construction or interpretation of this Agreement.

Section 11.8 Entire Agreement. This Agreement, including all appendices and exhibits hereto, all of which appendices and exhibits are hereby incorporated into and made a part of this Agreement, constitutes the entire Agreement and supersedes all prior agreements and understandings, whether oral or written, among the parties hereto with respect to the subject matter hereof. Any prior agreements, representations, statements, negotiations, or undertakings dealing with the subject matter of this Agreement are superseded, including, but not limited to the Prior Agreement (including any survival clauses contained therein), which is hereby terminated. As a point of clarification, no liabilities arising under the Prior Agreement, or liabilities arising from events that occurred during the term of the Prior Agreement, are waived by the execution of this Agreement and such liabilities are still governed by and subject to the terms of the Prior Agreement, including, without limitation, the survival of the indemnification obligations.

Section 11.9 Severability. If any provision of this Agreement is held to be invalid, void or unenforceable, all other provisions shall remain valid and be enforced and construed as if such invalid provision were never a part of this Agreement.

Section 11.10 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns.

Section 11.11 Announcements. Servicer and Bank agree that neither party shall make any publicity release, advertisement, or public announcement concerning this Agreement or the Services provided by Servicer to Bank in connection with this Agreement without the prior approval of the other party, except as may be required by law.

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Section 11.12 Audit; Regulatory Examinations.

(a)

Servicer (and its Subcontractors) shall make available its personnel, records, policies, procedures, facilities and premises that directly relate to the Services to Bank for examination and to the internal and third -party auditors of Bank during normal business hours in a manner that will not disrupt its day-to-day business operations. All persons conducting such examinations shall abide by Servicer’s reasonable security procedures and shall conduct such examinations at Bank’s own expense. In addition, Servicer shall provide to Bank on an annual basis copies of Servicer’s (or its parent company’s) financial reports and such other internal and/or external audit reports or reviews to assist Bank in reviewing the performance of the Services, such as reviews of internal controls, security programs and business continuity programs.

(b)

Servicer understands that, as a service provider to Bank, it is subject to the Bank Service Company Act, and therefore, its performance under this Agreement is subject to regulation and examination by the Bank’s regulators to the same extent as if the Services were performed by the Bank. Servicer (and its Subcontractors) shall make available its personnel, records, policies, procedures, facilities and premises that directly relate to the Services to Bank’s regulators for examination. Bank does not and cannot control the scheduling of regulatory examinations, and although Bank’s regulators have policies intended to minimize disruptions caused by examinations, Bank is not liable for any such disruptions. The occurrence or non-occurrence of any regulatory examinations does not impair Bank’s right to conduct its own examinations and audits in accordance with this Section.

Section 11.13 Business Continuity/Disaster Recovery. Servicer represents and warrants that it currently has in place a business continuity and a disaster recovery program and, upon request, will provide Bank an executive summary of the business continuity and disaster recovery program, highlighting the parameters of the program.

Section 11.14 Taxes. The parties’ respective responsibilities for taxes arising under or in connection with this Agreement shall be as follows:

(a)

Bank shall be responsible for, and shall pay, all sales, use, excise, value-added taxes, or taxes of a similar nature (excluding taxes based upon Servicer’s income or employment of personnel, which shall be borne by Servicer), imposed by the United States, any state, provincial or local government, or other taxing authority, on all goods and services provided under this Agreement. The parties agree to cooperate with each other to minimize any applicable sales, use or similar tax and, in connection therewith, the parties shall provide each other with any relevant tax information as reasonably requested, including, without limitation, resale or exemption certificates, multi-state exemption certificates, information concerning the use of assets, materials, notice of assessments and withholding documentation.

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(b)

Notwithstanding the foregoing, each party is permitted to disclose the tax treatment and tax structure of any transaction that may occur at any time on or after the earliest to occur of the date of public announcement of discussions relating to the transaction, the date of public announcement of the transaction, and the date of execution of an agreement (with or without conditions) to enter into the transaction. This Agreement shall not be construed to limit in any way the parties’ ability to consult any tax advisor regarding the tax treatment or tax structure of a transaction. These provisions are meant to be interpreted so as to prevent any transaction from being treated as offered under “conditions of confidentiality” within the meaning of the Internal Revenue Code and the Treasury Regulations thereunder.

Section 11.15 Bank Policies and Securitization Documents. Servicer shall provide the Services in accordance with Bank’s policies, including Bank’s credit card guidelines and any servicing or similar agreement or arrangement of Bank in connection with securitization.

Section 11.16 Receivership. Servicer agrees that if Bank is placed into receivership with the Federal Deposit Insurance Corporation (FDIC), Servicer shall continue to comply with the terms of this Agreement, continue to provide the Services in accordance with this Agreement and, upon the request of the FDIC, provide a reasonable time for transition to a successor service provider.

[Signature page follows]

19	Sixth Amended and Restated Service Agreement Comenity Servicing LLC / Comenity Capital Bank

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized officers effective as of the day and year first above written.

Comenity Servicing LLC

By:	/s/ Tammy McConnaughey

Name:	Tammy McConnaughey

Title:	EVP, Credit Operations and Credit Risk

Comenity Capital Bank

By:	/s/ Bruce Bowman

Name:	Bruce Bowman

Title:	President, Comenity Capital Bank

20	Sixth Amended and Restated Service Agreement Comenity Servicing LLC / Comenity Capital Bank

APPENDIX A

SERVICES

Servicer will provide the following Services to Bank, subject to and in accordance with Bank’s policies, procedures and directives. Servicer shall provide all of such Services in accordance with the direction of and guidance provided by Bank management and/or in accordance with industry best practices.

SECTION I: SERVICES APPLICABLE TO ALL COMENITY CAPITAL BANK PRODUCTS

Service Category	Service Description
Accounting Support

•

All services and support deemed reasonable, as compared to similar financial services provided by an internal accounting department, including but not limited to posting of transactions, general ledger support, timely account reconciliation, timely preparation of financials and preparation of budget, forecast & capital stress testing.

Business Continuity and Disaster Recovery Services

•

Assist management in planning for a disruption in business.

•

Partner with areas responsible for planning, developing, updating and testing the plans that will provide the organization the ability to respond and recover during an unplanned event, through the following activities (included, but not limited to):

• Business Impact Analysis assessments. • Risk assessments. • Development and testing of approved Business Continuity and Disaster Recovery Plans.
Collections

•

Manage collection of overdue accounts from initial delinquency through charge-off.

•

Manage special account processing including bankruptcy, deceased & settlement offers.

•

Manage collection agencies and law firms retained to collect overdue accounts.

•

Manage sales of accounts to debt buyers.

Complaints Management

•

Complaints Management Governance and Oversight: Provide services and support in establishing procedures, definitions and standards for handling complaints received through all intake channels, and oversee and govern the handling, resolution, monitoring, analysis and reporting of all complaints.

•

Complaints Handling: Identify, capture, investigate, respond to and document complaints and related risks in system of record in accordance with definitions and requirements of the Bank policies and procedures and regulatory requirements.

•

Complaint Reporting: Prepare Complaints Management reporting on all Tiers of complaint data. Complete qualitative review of complaints through data mining to determine root causes driving complaints and assist in solutioning for reduction in complaints.

•

Other complaint management services, as requested.

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Service Category	Service Description
Compliance Management System	• Perform transactional testing and monitoring activities to identify and report on relevant issues and process improvement opportunities.
Credit Management

•

Provide services related to all aspects of the Bank’s credit management programs including underwriting and account management to ensure processes to identify, evaluate, mitigate, and monitor credit risk will adhere to the Bank’s established credit risk appetite, tolerances and limits, and comply with all applicable Bank credit risk management policies, strategies, and related laws and regulations.

•

Ensure that key credit risk strategies are thoroughly analyzed and effectively documented, presented and approved by the Bank as required, and that credit actions adhere to the Bank credit policy and regulatory requirements.

•

Prepare and deliver presentations regarding key credit risk trends, issues, exposures, effectiveness of strategies, and other information as requested by the Bank.

•

Provide other Credit Risk services, as requested.

Data Processing

•

Manage all aspects of processing platform(s), including day to day operation, backups and maintenance, and disaster recovery.

•

Provide a 24 X 7 control center/help desk facility to monitor and manage data processing operations on behalf of Bank.

•

Ensure availability of the Enterprise Data Warehouse (“EDW”) and Enterprise Data Hub (“EDH”). The EDW and EDH are used to compile and store all data generated as part of operations of the bank.

•

Manage incoming data transmission, online reports and files from specified contractual sources within the specified timeframes.

End User Support	• Provision of hardware, software and support to ensure continuous functioning of end user computing needs.
Facilities Management

•

Assist with management of the premises and its contents.

•

Provide property management services for Bank.

•

Provide real property services, including leasing commercial and/or office space.

•

Provide timely completion and systemic tracking for corrective and preventative services and work orders.

Fraud

•

Provide Fraud services and platform to prevent, detect, mitigate and investigate fraud on cardholders’ accounts, which includes transaction monitoring, strategy design and analysis, fraud loss reporting, customer fraud claim resolution, and document retention to comply with applicable laws and regulations.

•

Create and monitor alerts, develop strategies, and perform other necessary functions in order to detect, mitigate, and prevent fraud within the bank’s fraud risk appetite for our accounts.

Information Security Support	• Provide technologies and manage network and application access to protect client/customer data while assuring privacy and regulatory compliance.

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Service Category	Service Description
Information Technology Servicing/Outsourcing

•

Provide Information Technology services, platform, network, including telecommunications through a secure environment, which can be outsourced to third and fourth parties, including but not limited to:

•

Timely Incident Restoration.

•

Unix/Linux Server Availability.

•

Windows Server Availability.

•

Mainframe Availability.

•

Critical Application Availability.

•

Data/Voice Connectivity Availability.

•

Stability of Integration Hub API’s Supporting Critical Applications.

•

Implementation of Critical Security Updates/Patches.

•

Completion of Critical Batches.

•

Authorizations.

•

Account maintenance through self-service or Care Center Associate.

•

Other IT services as needed.

•  Provide IT Quality services as listed below:

•

Provide management of production defects.

•

Maintain tracking of Critical and High defects.

•

Maintain listing of critical applications supporting the Bank.

•

Maintain oversight of critical application performance.

•

Provide monitoring of IT fixes implemented.

•

Other IT Quality Services, as requested.

Issues Management

•

Assignment of issue ownership, risk pillar, and issue reviewer.

•

Validation of completeness and accuracy of issue description.

•

Verification of root cause accuracy.

•

Establishment of remediation plans and ownership.

•

Identify applicable risk(s) and assign to issue.

•

Responsible for remediation and issue validation by the issue owner.

•

Participate in Issue Working Group (IWG).

•

Escalate remediation roadblocks and service standard non-adherence to Risk Advisors and IWG, as needed.

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Service Category	Service Description
Model Development

•

Perform model development activities, including new models and changes to existing models as needed, including the CECL Model.

•

Complete model monitoring as scheduled, and provide reporting of monitoring results, including the CECL Model.

•

Follow Model Governance Framework.

•

Maintain all required documentation.

•

Other FLOD model services, as requested.

Model Risk Management

•

Perform and/or coordinate validation activities (Validation, annual reviews, Monitoring & Maintenance, findings management) of models developed that are owned by the Bank, including the CECL Model.

•

Ensure model development and validation standards, processes and outputs are in compliance and within related regulatory requirements, policy, and practice.

•

Maintain all required documentation.

•

Other Model Risk Management services, as requested.

People and Culture	• Assist in the recruiting, training, and management of staff.
Project Management	• Provide a structure and control of the project environment to achieve the agreed activities by delivering the right products or services to meet expectations on time
Quality Management

•

Design and/or execute testing of business processes, using a risk based approach.

•

Utilize a framework to drive visibility and accountability of business owners to drive improvement in quality controls including resolving issues and/or gaps.

Security

•

Identify and Secure Critical Infrastructures: Evaluate and identify critical infrastructures within the institution. Deploy physical security personnel based on the criticality of each location and the potential impact of immobility on business operations, in accordance with the Bank Protection Act.

•

Implement Video Surveillance: Ensure video surveillance systems are in place for Critical Computing Centers and general office spaces to prevent unauthorized access and mitigate security risks.

•

Develop and Disseminate Safety Policies: Formulate, document, and communicate comprehensive safety policies and procedures to all relevant stakeholders, ensuring compliance with regulatory requirements and fostering a secure working environment.

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Service Category	Service Description
Vendor Management Services

•

Complete Vendor Engagement due diligence reviews and assign tier.

•

Complete annual reviews and oversight of vendor engagements as required by policy and procedures.

•

Report critical and material vendor incidents as defined by policy and procedures.

•

Support regulatory exams and provide documentation as requested by the Banks.

•

Responsible for completing FLOD roles and responsibilities as outlined in the Bank Vendor Risk Management Policy.

•

Timely completion of KRI / RAM, and other vendor metrics.

•

Complete RCSA control testing to ensure identified risks are adequately controlled and risk tolerances are maintained throughout the business process.

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SECTION II: SERVICES APPLICABLE TO REVOLVING CREDIT CARDS

Service Category	Service Description
Card Embossing & Issuance	• Provide end to end processing of card embossing requests, either from initial account set-up or for replacement cards.
Contract Commitment Oversight	• Holistic measurement of reputational risk, financial impact and high value brand performance of Bank’s Brand Partners.
Customer Communications

•

Produce and mail customer communications; including periodic statements and dunning letters, customer service correspondence, adverse action letters and change in terms notices.

•

Ensure accuracy and timeliness of customer communications.

Customer Service

•

Process all customer inquiries (received via telephone/mail/fax/electronic), including a toll free customer inquiry number.

•

Respond to billing inquiries, account disputes and adjustments, billing error resolution, provision of duplicate copies of billing documentation (as requested).

•

Serve as a liaison between customers and clients for communication of product/service disputes.

•

Provide call resolution support.

•

Timely fulfillment of Gift Card, eCertificate, Merchandise orders.

New Account Processing

•

Receive and process applications received via all application channels.

•

Provide Credit scoring and adjudication in accordance with Bank credit criteria.

•

Refer application exceptions to appropriate Bank representative.

•

Establish approved accounts on account processing platform.

•

Send declined accounts adverse action letters.

Payment Processing

•

Provide secure payment processing for ACH payment types, including, but not limited to

•

Remittance (ARC).

•

Include payment exception item processing and deposit of funds into Bank specified

•

account(s).

•

Report action taken on returned payments.

•

Ensure timeliness and accuracy of payment processing/encoding.

•

Ensure accuracy of daily payment files resulting in credits, posting.

•

Ensure availability of payment processing systems maintained.

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SECTION III: SERVICES APPLICABLE TO DIRECT RETAIL DEPOSIT

Service Category	Service Description
Check Processing

•

Provide secure payment processing of customer remittances at Servicer’s national remittance center facility.

•

Include payment exception item processing and deposit of funds into Bank-specified account(s).

Customer Service

•

Process all customer inquiries (received via telephone/mail/ electronic).

•

Provide Quality Management oversight of call quality and service event handling of Account Inquiries, Requests for Monetary Transactions, Dispute Inquiries, etc. (as documented in Care Center procedures or as requested).

Mail Processing	• Provide secure mail processing of customer remittances at Servicer’s national remittance center facility.

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SECTION IV: SERVICES APPLICABLE TO SPLIT PAY AND INSTALLMENT LOAN LENDING

Service Category	Service Description
Collections	• Manage collection of overdue accounts from initial delinquency through charge-off through voice and non-voice communications. • Manage special account processing including bankruptcy & deceased.
Customer Service

•

Process customer inquiries (received via telephone/ email).

•

Resolve customer inquiries - checkout support, application status, order status, account maintenance, payments, order disputes / chargebacks, credit bureau disputes.

•

Conduct pre-origination fraud investigations including white listing or adversing applicants.

•

Conduct post-origination fraud investigations including confirmation of the contractual debt or recommending fraud charge-offs.

IT

•

Hosting Platform: Provide technology infrastructure support and ensure system uptime of applications.

•

Daily posting of transactions, payments & general ledger production.

•

Daily merchant settlement ACH file transmission.

•

Ensure access to monthly summary reporting.

New Accounts Processing

•

Receive and process applications received via all application channels.

•

Provide Credit scoring and adjudication in accordance with Bank credit criteria.

•

Establish approved accounts on account processing platform.

•

Send declined accounts adverse action letters.

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APPENDIX B

PERFORMANCE STANDARDS

Servicer will perform the Services in accordance with the Performance Standards set forth below.

SECTION I: PERFORMANCE STANDARDS APPLICABLE TO ALL COMENITY CAPITAL BANK PRODUCTS

Service Category	Performance Standard	Measuring Period
Accounting Support	Process 98% of all check payments within 5 days of receipt; payments must be processed utilizing the date of receipt, unless the delay in crediting does not result in a finance charge or other charge.	M
Collections	A same-day collection attempt will be made on at least 85% (monthly average) of the collection accounts that are downloaded daily into the dialer categories.	M
	Conduct remote monitoring quarterly of each agency engaged in the collection of Bank accounts.	Q
	Provide account level details to Bank on accounts to be sold as part of the debt-sales program to ensure appropriate exclusions have been applied.	M
Complaints Management	Servicer will maintain a first case resolution percentage of 83% for all Tier 3 complaints. First case resolution will be defined for complaints as no additional complaint opened within 30 days.	M
	Complete 80% of the Tier 1 and Tier 2 (per program definition) consumer complaints within 15 calendar days.	M
	Complete 100% of the Tier 1 and Tier 2 (per program definition) consumer complaints within 60 calendar days.	M
Data Processing	Help desk support is available 24/7 where at least 90% of monthly inbound calls are answered within 20 seconds or less.	M
	Deliver 99% of daily EDW data transmissions from the mainframe to be available for consumption on the required contractual source file frequency within 48 hours, outside of planned maintenance activities.	M
	100% Month-End online reports generated by target time.	M

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Service Category	Performance Standard	Measuring Period
	95% Daily online reports available by target time.	M
	95% of Online files updated by 2:00AM (CTZ).	M
	100% of Online files updated by 4:00AM (CTZ).	M
	Initiate transfer of 95% Daily Outgoing transmissions by specified time.	M
	Initiate transfer of 100% Monthly Outgoing transmissions by specified time.	M
	Initiate transfer of 95% PLP Services Files by specified time.	M
End User Support	Work 95% of service requests within 15 business days.	M
Fraud	Service 80% of inbound fraud calls within 25 seconds or less.	M
	Notify all applicants of action taken within 30 calendar days of receiving a completed deposit fraud evaluation.	M
	Investigate and resolve any deposit fraud claim within 10 business days.	M
	Process and investigate 99% of fraud claims to ensure appropriate customer resolution within 90 days in accordance with applicable Regulatory timeframes.	M
	Submission of Indemnification/Hold Harmless and RDFI WSUD requests will occur within 10 business days of unauthorized returns or fraud losses.	M
	Review and decision Transfer Limit Increase Service Events within 2 business days (M-F excluding Federal Holidays).	M
Information Technology Services/Outsourcing	Priority 1 Incidents Restored within Defined time.	M
	97% of Priority 2 Incidents Restored within Defined time.	M
	96% of Priority 3 Incidents Restored within Defined time.	M
	No more than 1 Critical defect in production for critical applications per release	M
	No more than 1 High defect in production for critical applications per release	M

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Service Category	Performance Standard	Measuring Period
	98% of Code Modules Released into Production without Defect	M
	Maintain 99.95% or greater Mainframe availability.	M
	Maintain 99% or greater of Critical Patches Applied within 30 Days.	M
	Maintain 99.95% or greater Unix & Linux Server availability.	M
	Maintain 99.95% or greater Windows Server availability.	M
	Maintain 99.53% data connectivity availability (measured as the availability of Lan, Wan, Internet and Client Connectivity).	M
	Maintain 99.53% voice connectivity availability (measured as the uptime of all voice connectivity components – SIP, PRI, POTs, e911).	M
	Maintain 99.9% availability for New Account systems to process all applications (SNAP).	M
	Maintain 99% Solution Builder (eCustomer Service) availability	M
	Complete 99.5% of on Premise Mainframe Batch Production Stream Completion jobs within 1 business day of required completion time.	M
	99.9% of Authorization System Responsiveness for Co-Brand and uPLCC in 1 Second.	M
	99.9% of Authorization System Responsiveness for PLCC in .5 Second.	M
	99.99% of Authorization System Availability	M
	Maintain 99.9% transaction success of Account Center APIs	M
	Maintain 99.9% transaction success of Mobile App APIs.	M
	Maintain 99.9% transaction success of IVR APIs.	M
	Maintain 99.95% transaction success of Customer Care APIs.	M
	Maintain 99.95% transaction success of Web Collections APIs.	M

B-3	Sixth Amended and Restated Service Agreement Comenity Servicing LLC / Comenity Capital Bank

Service Category	Performance Standard	Measuring Period
	Maintain 99.95% availability of Web Collections.	M
	Maintain 99.95% availability of Alvaria.	M
	Maintain 99.95% availability of VCARS.	M
	Maintain 99.9% availability of Interactive Voice Response (IVR).	M
	Maintain 98.5% availability of First Dispute.	M
	Maintain 99.9% availability of PLP (Rewards).	M
	Maintain 99.9% availability of Financial Crime Risk Management (FCRM).	M
	Maintain 99.9% availability of Account Center (Web).	M
	Maintain 99.9% availability of Easy Pay.	M
	Maintain 99.5% Nautilus availability.	M
	Maintain 99.5% Fraud Detection Work Center availability.	M
	Maintain 99.95% Online System availability.	M
	Maintain 99.9% Defense Edge availability.	M
	Maintain 99.95% Fiserv RESTful Web Services availability.	M
	Maintain 99.5% availability of Storage System.	M
	Maintain 99.9% availability of SQL.	M
	Complete 100% same day Fiserv Monetary Postings received by the designated cut-off time.	M
	Complete 100% same day Fiserv Non-Monetary Postings received by the designated cut-off time.	M
	Change Management: 95% of Change Requests completed on-time.	M
	Change Management: 88% of change records are successfully implemented into the production environment.	M

B-4	Sixth Amended and Restated Service Agreement Comenity Servicing LLC / Comenity Capital Bank

Service Category	Performance Standard	Measuring Period
	Service Request Management: 88% of Service Requests completed on-time.	M
	Availability Management: Maintain 99.9% availability of Cloud Device dependent applications.	M
	Application Availability: Maintain 99.95% availability of Critical HIGH applications.	M
	Application Availability: Maintain 99.95% availability of Critical MEDIUM applications.	M
	Application Availability: Maintain 99.85% availability of Critical Low Important applications.	M
	97% of Severity 1 Root Cause Analyses completed on-time.	M
	PLP Services - Maintain 99.9% Rewards Website Fulfillment availability.	M
	PLP Services - Maintain 99.9% Partner API Availability.	M
	PLP Services - Maintain 99.9% Agent Portal availability.	M
	FCRM – OFAC Response: 99% of GO response within 750ms.	M
	FCRM – OFAC Response: 100% of GO response within 1s.	M
	FCRM – SAR Reporting: 100% of reporting sent to FinCen within 1 day of receipt.	M
	Restful Web Services System Responsiveness: Tier 1 - 98% within 250ms.	M
	Restful Web Services System Responsiveness: Tier 2 - 97% within 500ms.	M
	Restful Web Services System Responsiveness: Tier 3 - 97% within 1000ms.	M
	Maintain 98.5% Availability of First Track.	M
	Maintain 99.9% Availability of DDA.	M
Issues Management	Contain 90% of non-technical issues impacting customers OR four or less non-technical issues if 90% is not achieved within timelines established in the Issues Management Procedure.	M
	Contain 90% of technology or system dependent issues impacting customers OR four or less technology or system dependent issues if 90% is not achieved within timelines established in the Issues Management Procedure.	M

B-5	Sixth Amended and Restated Service Agreement Comenity Servicing LLC / Comenity Capital Bank

Service Category	Performance Standard	Measuring Period
	Close 90% of issues within timelines established in the Issues Management Procedure.	M
	Execute restitution for 90% of issues OR two or less issues if 90% is not achieved within timelines established in the Issues Management Procedure.	M
Quality Management	Complete Non-Operational quality testing on time as set forth in the Testing Schedule.	Q
	Complete Operational quality testing as set forth in the Quality Testing Schedule.	Q
	Servicer’s quality review for Tier 3 complaints will maintain an accuracy rate of 90% or higher. Quality management audits should consist of 96 customer complaint interactions each month. These reviews can consist of call listening or full process reviews. Complaints must be logged with the proper primary and secondary reason utilizing targeted attributes for logging the complaint.	M
	Complete monthly call monitoring on time as set forth in the Call Quality Schedule.	Q

B-6	Sixth Amended and Restated Service Agreement Comenity Servicing LLC / Comenity Capital Bank

SECTION II: PERFORMANCE STANDARDS APPLICABLE TO REVOLVING CREDIT CARDS

Service Category	Performance Standard	Measuring Period
Card Embossing and Issuance	Issue 95% of new and replacement cards within 5 business days. (This includes New cards, Replacement cards, Lost / Stolen cards).	M
Contract Commitment Oversight	Brand SLA failures shall not enable a contractual breach that enables a termination right.	M
	Brand SLA achievement measures not less than 95% achievement in a given month.	M
Customer Communications	Monthly periodic statements must be mailed or delivered at least twenty-one (21) days (calendar days) prior to the payment due date disclosed on the billing statement.	M
	Cardholder letters accurate 99.9% of the time.	M
	Cardholder statements accurate 99.9% of the time.	M
	100% of letters delivered to USPS on time.	M
	DDA Timeliness: 99.9% of documents will be made available within 24 hours of the applicable Daily Fully Composed AFP Statement File transmission.	M
	DDA Timeliness: 100% of documents will be made available within 32 hours of the applicable Daily Fully Composed AFP Statement File transmission.	M
Customer Service

Respond to written Cardholder inquiries (whitemail), response requirements are as follows:

 • 90% within 8 business days.

 • 100% within 30 calendar days.

 • 100% within regulatory timelines, as applicable.

M
	Respond to written Cardholder inquiries (email), response requirements are as follows: • 90% within 4 business days. • 100% within 8 business days. • 100% within regulatory timelines, as applicable.	M
	Abandon Rate: Calls that exit the IVR and are abandoned prior to being serviced by a live agent shall not exceed 5% of calls; excludes “quick abandons” (less than 10 seconds).	M

B-7	Sixth Amended and Restated Service Agreement Comenity Servicing LLC / Comenity Capital Bank

Service Category	Performance Standard	Measuring Period
	Cardholder Dispute Response: Acknowledge 99% of Cardholder billing disputes within 30 calendar days.	M
	Cardholder Dispute Resolution: Resolve 99% of cardholder billing disputes within 2 billing cycles not to exceed 90 days.	M
	First Call Resolution: Calls that exit the IVR, are serviced by a live agent and result in no additional calls within 4 days shall not fall below 75%.	M
	Answer at least 80% of calls within 25 seconds or less. Primary Customer Service and Store Service live phone support to be measured individually across each call type (Customer Service, Voice Authorization, New Accounts).	M
	PLP Services - Calls answered timeliness: Answer 80% of calls within 30 seconds.	M
	PLP Services - Statement Credit Timeliness: 99% of credits delivered within 1 business day.	M
	PLP Services - Statement Credit Timeliness: 100% of credits delivered within 3 business days.	M
	PLP Services - Direct Deposit timeliness: 99% of deposits delivered within 1 business day.	M
	PLP Services - Direct Deposit Timeliness: 100% of deposits delivered within 3 business days.	M
	PLP Services - Redemption Processing timeliness: 100% of redemptions processed within 24 hours of when the redemption file is received.	M
	PLP Services - Certificate Fulfillment timeliness: 100% of certificates fulfilled for all valid and applicable accounts within 24 hours.	M
	PLP Services - Catalog Order Merchandise Shipment (Min. Volume Threshold): 90% of merchandise shipped within 3 business days.	M
	PLP Services - Catalog Order Merchandise Shipment (Min. Volume Threshold): 99% of merchandise shipped within 10 business days.	M
	PLP Services - Catalog Order Merchandise Shipment (Min. Volume Threshold): 100% of merchandise shipped within 30 business days.	M
	PLP Services - Catalog Order In-store pickup (Min. Volume Threshold): 90% fulfilled within 6 business hours.	M

B-8	Sixth Amended and Restated Service Agreement Comenity Servicing LLC / Comenity Capital Bank

Service Category	Performance Standard	Measuring Period
	PLP Services - Catalog Order In-store pickup (Min. Volume Threshold): 99% of orders fulfilled within 3 business days.	M
	PLP Services - Catalog Order In-store pickup (Min. Volume Threshold): 100% of orders fulfilled within 30 business days.	M
	PLP Services - Physical Gift Card Shipment (Min. Volume Threshold): 90% of gift cards shipped within 5 business days.	M
	PLP Services - Physical Gift Card Shipment (Min. Volume Threshold): 99% of gift cards shipped within 10 business days.	M
	PLP Services - e-Gift Card Delivery (Min. Volume Threshold): 90% of e-Gift cards delivered within 6 business hours.	M
	PLP Services - e-Gift Card Delivery (Min. Volume Threshold): 99% of e-Gift cards delivered within 3 business days.	M
	PLP Services - e-Gift Card Delivery (Min. Volume Threshold): 100% of e-Gift cards delivered within 30 business days.	M
	PLP Services - Supplier initiated cancellations/refunds will be <5% of total redemptions (PLP Catalog order merchandise shipment, catalog order in-store pickup, physical gift card shipment, e-Gift card delivery).	M
New Account Processing	Systemically process 97% of approved/declined new account application requests within less than or equal to 15 seconds.	M
	Process 100% of domestic mail-in applications in 6 business days or less and international mail-in applications will be processed in 10 business days or less.	M
	New Account systemic monthly average response time less than or equal to 1 second.	M
	Notify 100% of Applicants of action taken within 30 calendar days of receiving a completed application concerning the approval of, counteroffer to, or adverse action on the application.	M
Payment Processing	Report return payments monthly reflecting appropriate action taken on customer accounts, within five business days of receipt.	M

B-9	Sixth Amended and Restated Service Agreement Comenity Servicing LLC / Comenity Capital Bank

Service Category	Performance Standard	Measuring Period
	Process 100% of non-conforming payments within five business days of receipt.	M
	Process 98% of all conforming payments within 24 hours of receipt; payments must be processed utilizing the date of receipt, unless the delay in crediting does not result in a finance charge or other charge.	M
	99% of Payments received via Overnight Delivery service by 2:00am local time will be processed same day (subject to Company transmission deadline).	M
	No greater than 4 Encoding Errors per 100,000 payments made by DELUXE for a dollar or greater in which the intended amount on the check was clear (i.e. payment deposited to the wrong customer account when clearly identified or able to determine within parameters provided, providing duplicate images to the Financial Institution, etc.).	M
	No more than one DELUXE error per quarter where Company did not receive a credited transmission on a given day or sent duplicate file that caused duplicate posting to Company’s system.	M
	Maintain 99.6% availability of complete Image Online system during the defined days and hours: Monday – Friday during hours between 7:00am CST and 7:00pm CST.	M

B-10	Sixth Amended and Restated Service Agreement Comenity Servicing LLC / Comenity Capital Bank

SECTION III: PERFORMANCE STANDARDS APPLICABLE TO DIRECT RETAIL DEPOSIT

Service Category	Performance Standard	Measuring Period
Check Processing	Process 99% of mailed checks the day received by 4:00pm Eastern.	M
	Process all mailed checks received after 4:00pm Eastern within one (1) business day of receipt.	M
Customer Service	99% of messages will be completed within 4 business days of receipt.	M
	Service Events for monetary transaction requests will be created and sent the same business day of receipt when received prior to the daily cutoff at 2:00pm Eastern (ACH and wires). Service Events for all other requests will be created and sent the same business day of receipt when received prior to the daily cutoff at 4:00pm Eastern. Requests received after the cutoff times are considered next business day requests, and their associated Service Events will be completed by the applicable cutoff times.	M
	No more than 5% of monthly incoming calls will be abandoned after 30 seconds.	M
	Identify and log received disputes as received, ensure service event is created per procedures, and transfer service event to Back Office for processing.	M
	80% of calls answered within 25 seconds during the calendar month.	M
Mail Processing	Process all incoming mail received prior to 2:00pm Eastern.	M
	Print/mail all Total ID and Call Back letters for manual review applications.	M
	Scan and upload all received Total ID documents to manual review applications.	M
	Print/mail physical checks, updated tax forms and statement copies as requested.	M

B-11	Sixth Amended and Restated Service Agreement Comenity Servicing LLC / Comenity Capital Bank

SECTION IV: PERFORMANCE STANDARDS APPLICABLE TO SPLIT PAY AND INSTALLMENT LOAN LENDING

Service Category	Performance Standard	Measuring Period
Collections	A same-day collection attempt will be made on at least 85% (monthly average) of the collection accounts that are downloaded daily into the dialer categories.	M
Customer Service	Average speed of incoming calls answered - 80% within 25 seconds.	M
	Abandoned call rate - Abandoned calls after 20 seconds less than or equal to 5%.	M
	Average response to written inquiries - 95% within 5 business days.	M
	Account Center availability to Cardholders will be available 95% of the total minutes per month.	M
IT	Bread API Uptime => 99.9% (outside of agreed upon maintenance windows).	M
	Post all valid transactions to customer accounts within 24 hours of receipt of transaction on a business day, as measured at 12:00 AM Midnight Eastern Time.	M
	Post all valid electronic payment transactions (ACH, debit card, etc.) to customer accounts within 24 hours of receipt of transaction per banking business day, as measured at 12:00 AM Midnight Eastern Time.	M
	99.99% Monthly Success Rate for All Transactions.	M
	99.99% of all Critical API Calls for token creation must be 2,000 milliseconds or less (2 seconds).	M
	99.99% of all Critical API Calls for user creation must be 1,000 milliseconds or less (1 second).	M
	99.99% of all Critical API Calls for card creation must be 1,000 milliseconds or less (1 second).	M
New Account Processing	Systemically process 95% of approved/declined application requests within less than or equal to 15 seconds.	M
	Notify 100% of Applicants of action taken within 30 calendar days of receiving a completed application concerning the approval of, counteroffer to, or adverse action on the application.	M

B-12	Sixth Amended and Restated Service Agreement Comenity Servicing LLC / Comenity Capital Bank

Abbreviation	Definition
M	Monthly
Q	Quarterly

B-13	Sixth Amended and Restated Service Agreement Comenity Servicing LLC / Comenity Capital Bank

APPENDIX C

FEE SCHEDULE

Bank agrees to pay Servicer monthly for the Services as described below.

SECTION I - FEE SCHEDULE FOR ALL PRODUCTS

(APPLIES TO APPENDIX A SECTION I)

1.

Bank agrees to pay Servicer monthly for the Services provided under Section I of Appendix A (the “Section I Services”). The fee for the Section I Services (the “Section I Services Fee”) shall become due and payable by Bank not later than the 15th calendar day following the last day of the month in which the Services were performed, or the following business day if the 15th calendar day is not a business day.

2.

Servicer will provide to Bank, no later than the 10th calendar day of each month, a statement of the Section I Services Fee incurred during the immediately preceding month (the “Section I Fee Statement”). The Section I Services Fee shall be an amount equal to: (a) (i) the “Combined Cost of Section I Services” (as defined below), multiplied by (ii) “Bank’s Section I Allocable Percentage” (as defined below), plus (b) a fifteen percent (15%) markup. The parties have agreed (based upon an independent third-party study) that a 15% markup is within the reasonable markup range which would be charged by an independent party on an arm’s length basis for the Section I Services.

As used herein:

•

“Combined Cost of Section I Services” for a particular month means (i) the total cost of the Section I Services provided to Bank by Servicer pursuant to this Agreement during such month, plus (ii) the total cost of the Section I Services provided by Servicer to Comenity Bank during such month, pursuant to the Sixth Amended and Restated Service Agreement, dated as of January 1, 2025 between Servicer and Comenity Bank (as the same may be hereinafter amended, the “Comenity Bank Services Agreement”), in each case inclusive of payroll, benefits and associated expenses.

•

“Bank’s Section I Allocable Percentage” for a particular month means Bank’s Section I Account Volume in such month as a percentage of the Total Section I Account Volume in such month. For purposes of this calculation:

•

“Bank’s Section I Account Volume” in a particular month means (i) the number of revolving credit accounts for which Bank issued a statement in that month, plus (ii) the number of Bank’s Split Pay and Installment Loan active accounts as of the last day of such month; and

•

“Total Section I Account Volume” in a particular month means (i) the number of revolving credit accounts for which Bank issued a statement in that month, plus (ii) the number of revolving credit accounts for which Comenity Bank

C-1	Sixth Amended and Restated Service Agreement Comenity Servicing LLC / Comenity Capital Bank

issued a statement in that month, plus (iii) the number of Bank’s Split Pay and Installment Loan active accounts as of the last day of such month.

3.	Bank is responsible for examining the Section I Fee Statement and promptly reporting any errors or irregularities to Servicer.

4.

Bank shall be responsible for all sales, use or excise taxes levied on accounts payable by Bank to Servicer under this Agreement, excluding taxes based upon Servicer’s income, employment of personnel or taxes from which Bank is exempt, provided Bank provides Servicer written evidence of such exemption.

5.

The parties will meet at least annually to review Servicer’s budgeted costs for the following year for the Section I Services. Based on that review, the parties will use commercially reasonable efforts to determine appropriate adjustments to the forecasted fees and/or markup percentage. Such adjustments and component costs shall be documented in writing executed by both parties, which writing need not be in the form of a formal amendment to this Agreement, but shall be attached to and become a part of this Fee Schedule for Section I Services once executed by Bank and Servicer.

C-2	Sixth Amended and Restated Service Agreement Comenity Servicing LLC / Comenity Capital Bank

SECTION II - FEE SCHEDULE FOR REVOLVING CREDIT CARDS

(APPLIES TO APPENDIX A SECTION II)

1.

Bank agrees to pay Servicer monthly for the Services provided under Section II of Appendix A (the “Section II Services”). The fee for such Section II Services (the “Section II Services Fee”) shall become due and payable by Bank not later than the 15th calendar day following the last day of the month in which the Services were performed, or the following business day if the 15th calendar day is not a business day.

2.

Servicer will provide to Bank, no later than the 10th calendar day of each month, a statement of the Section II Services Fee incurred during the immediately preceding month (the “Section II Fee Statement”). The Section II Services Fee shall be an amount equal to: (a) (i) the “Combined Cost of Section II Services” (as defined below), multiplied by (ii) “Bank’s Section II Allocable Percentage” (as defined below), plus (b) a fifteen percent (15%) markup. The parties have agreed (based upon an independent third-party study) that a 15% markup is within the reasonable markup range which would be charged by an independent party on an arm’s length basis for the Section II Services.

As used herein:

•

“Combined Cost of Section II Services” for a particular month means (i) the total cost of the Section II Services provided to Bank by Servicer pursuant to this Agreement during such month, plus (ii) the total cost of the Section II Services provided by Servicer to Comenity Bank during such month, pursuant to the Comenity Bank Services Agreement, in each case inclusive of payroll, benefits and associated expenses.

•

“Bank’s Section II Allocable Percentage” for a particular month means Bank’s Section II Account Volume in such month as a percentage of the Total Section II Account Volume in such month. For purposes of this calculation:

•	“Bank’s Section II Account Volume” in a particular month means the number of revolving credit accounts for which Bank issued a statement in that month; and

•

“Total Section II Account Volume” in a particular month means (i) the number of revolving credit accounts for which Bank issued a statement in that month, plus (ii) the number of revolving credit accounts for which Comenity Bank issued a statement in that month.

3.	Bank is responsible for examining the Section II Fee Statement and promptly reporting any errors or irregularities to Servicer.

4.

Bank shall be responsible for all sales, use or excise taxes levied on accounts payable by Bank to Servicer under this Agreement, excluding taxes based upon Servicer’s income, employment of personnel or taxes from which Bank is exempt, provided Bank provides Servicer written evidence of such exemption.

C-3	Sixth Amended and Restated Service Agreement Comenity Servicing LLC / Comenity Capital Bank

5.

The parties will meet at least annually to review Servicer’s budgeted costs for the following year for the Section II Services. Based on that review, the parties will use commercially reasonable efforts to determine appropriate adjustments to the forecasted fees and/or markup percentage. Such adjustments and component costs shall be documented in writing executed by both parties, which writing need not be in the form of a formal amendment to this Agreement, but shall be attached to and become a part of this Fee Schedule for Section II Services once executed by Bank and Servicer.

C-4	Sixth Amended and Restated Service Agreement Comenity Servicing LLC / Comenity Capital Bank

SECTION III - FEE SCHEDULE FOR DIRECT RETAIL DEPOSIT

(APPLIES TO APPENDIX A SECTION III)

1.

Bank agrees to pay Servicer monthly for the Services provided under Section III of Appendix A (the “Section III Services”). The fee for such Section III Services (the “Section III Services Fee”) shall become due and payable by Bank not later than the 15th calendar day following the last day of the month in which the Services were performed, or the following business day if the 15th calendar day is not a business day.

2.

Servicer will provide to Bank, no later than the 10th calendar day of each month, a statement of the Section III Services Fee incurred during the immediately preceding month (the “Section III Fee Statement”). The Section III Services Fee shall be an amount equal to: (a) the “Cost of Section III Services” (as defined below), plus (b) a fifteen percent (15%) markup. The parties have agreed (based upon an independent third-party study) that a 15% markup is within the reasonable markup range which would be charged by an independent party on an arm’s length basis for the Section III Services.

As used herein: “Cost of Section III Services” for a particular month means the total cost of the Section III Services provided to Bank by Servicer pursuant to this Agreement during such month, inclusive of payroll, benefits and associated expenses.

3.	Bank is responsible for examining the Section III Fee Statement and promptly reporting any errors or irregularities to Servicer.

4.

Bank shall be responsible for all sales, use or excise taxes levied on accounts payable by Bank to Servicer under this Agreement, excluding taxes based upon Servicer’s income, employment of personnel or taxes from which Bank is exempt, provided Bank provides Servicer written evidence of such exemption.

5.

The parties will meet at least annually to review Servicer’s budgeted costs for the following year for the Section III Services. Based on that review, the parties will use commercially reasonable efforts to determine appropriate adjustments to the forecasted fees and/or markup percentage. Such adjustments and component costs shall be documented in writing executed by both parties, which writing need not be in the form of a formal amendment to this Agreement, but shall be attached to and become a part of this Fee Schedule for Section III Services once executed by Bank and Servicer.

C-5	Sixth Amended and Restated Service Agreement Comenity Servicing LLC / Comenity Capital Bank

SECTION IV - FEE SCHEDULE FOR SPLIT PAY AND INSTALLMENT LOAN LENDING

(APPLIES TO APPENDIX A SECTION IV)

1.	The parties have mutually agreed that the service fee for the Services provided under Section IV of Appendix A shall be $0.00.

2.

Notwithstanding the immediately preceding item 1, Bank shall reimburse Servicer for any payments made to any third party (e.g., revenue share on loan volume) for merchant referrals or other loan generation activity delivered through the third-party sales network. This payment shall be a straight pass through with no mark up.

C-6	Sixth Amended and Restated Service Agreement Comenity Servicing LLC / Comenity Capital Bank

APPENDIX D

TOTAL MONTHLY PERFORMANCE STANDARD CREDIT CALCULATION

For each Performance Standard failure in a month, Bank will receive a credit based on (1) Servicer’s Total APS Achievement for the month, and (2) the applicable Performance Standard’s Failure Frequency, in accordance with the table set forth below (each, a “Performance Standard Credit”). The “Total Monthly Performance Standard Credit” for a particular month is the sum of all Performance Standard Credits for such month, subject to the cap set forth in Section 1.2.

Total APS Achievement	Penalty for 1st Occurrence	Penalty for 2nd Occurrence	Penalty for 3rd+ Occurrence
95.00% or higher	$50,000	$100,000	$200,000
90.00% to 94.99%	$75,000	$150,000	$300,000
less than 90.00%	$100,000	$200,000	$400,000

For purposes of the above calculation:

•

“APS Achievement” means a percentage equal to (a) the total number of Performance Standards measured in the month, minus the total number of Performance Standard failures in the month, divided by (b) the total number of Performance Standards measured in the month. For purposes of this calculation, a Performance Standard is considered “measured” in the month in which a Performance Standard Report for that Performance Standard is provided by Servicer (e.g., monthly Performance Standards are measured every month in a year, quarterly Performance Standards are measured 4 months in a year, and annual performance standards are measured 1 month in a year).

•

“Failure Frequency” means (a) for Performance Standards measured monthly, the number of failures of such Performance Standard in a rolling 6-month period, (b) for Performance Standards measured quarterly, the number of failures of such Performance Standard in a rolling 12-month period, and (c) for Performance Standards measured annually, the number of failures of such Performance Standard in a rolling 36-month period.

Notwithstanding the foregoing, for purposes of determining the amount set forth above, all Performance Standards set forth in Section IV of Appendix B and any related Performance Standard failures shall be excluded from the above calculation for all purposes.

For example, and for purposes of illustration only:

If, in the month of December, a total of 150 Performance Standards were measured and 10 were missed, the Total Monthly Performance Standard Credit would be $1,725,000 (subject to the cap).

•	APS Achievement: (150-10)/150 = 93.33%
•	Performance Standard Credits:

D-1	Sixth Amended and Restated Service Agreement Comenity Servicing LLC / Comenity Capital Bank

Failed Affiliate Performance Standard (APS)	Measuring Period	Failure Frequency	Performance Standard Credit
APS#1	Monthly	1st in 6 months	$75,000
APS#2	Monthly	2nd in 6 months	$150,000
APS#3	Monthly	3rd in 6 months	$300,000
APS#4	Monthly	2nd in 6 months	$150,000
APS#5	Quarterly	1st in 12 months	$75,000
APS#6	Quarterly	2nd in 12 months	$150,000
APS#7	Quarterly	3rd in 12 months	$300,000
APS#8	Annually	1st in 36 months	$75,000
APS#9	Annually	2nd in 36 months	$150,000
APS#10	Annually	3rd in 36 months	$300,000
Total Monthly Performance Standard Credit (Subject to the Cap)			$1,725,000

D-2	Sixth Amended and Restated Service Agreement Comenity Servicing LLC / Comenity Capital Bank